Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports 2007 Results
Fourth Quarter Highlights:
•	Record distributable cash flow of $48.9 million, up 45% over 4Q06

•	Record revenues of $57.3 million, up 37%

•	Net income attributable to limited partners of $22.1 million, up 15%

•	Net income per unit decreases 8% to $0.35

•	Distribution increases for eighteenth consecutive quarter to $0.485 per unit
2007 Full Year Highlights:
•	Record distributable cash flow of $154.8 million, up 20% over 2006

•	Record revenues of $215 million, up 26%

•	Net income attributable to limited partners of $81.0 million, down 8%

•	Net income per unit decreases 28% to $1.26
HOUSTON, February 14, 2008 – Natural Resource Partners L.P. (NYSE:NRP) today reported distributable cash flow, a non-GAAP measure, of $48.9 million, up 45% from the $33.7 million reported for the fourth quarter 2006. Net income attributable to the limited partners increased 15% to $22.1 million for the fourth quarter of 2007, compared to $19.3 million for the fourth quarter of 2006. Net income per unit decreased from $0.38 for the fourth quarter 2006 to $0.35 per unit in the fourth quarter 2007.

Highlights
	4Q07	3Q07	4Q06
	(in thousands except per ton and per unit)
Coal Production:	15,442	14,708	11,905
Coal Royalty Revenues:	$45,259	$44,378	$35,213
Average coal royalty revenue per ton:	$2.93	$3.02	$2.96
Total revenues:	$57,315	$56,366	$41,672
Net income to limited partners:	$22,142	$22,902	$19,301
Average units outstanding in quarter:	64,891	64,891	50,682
Net income per unit:	$0.35	$0.35	$0.38
Distributable cash flow:	$48,916	$34,045	$33,749
“For NRP, 2007 was a year of growth and integration,” said Nick Carter, President and Chief Operating Officer. “We are a much larger business today, having completed

NRP Reports 2007 Results	Page 2 of 10
approximately $1.1 billion of acquisitions since becoming a public company five years ago, with nearly $600 million in deals closing since December 2006. We also have a more diverse and therefore more stable cash flow, which has allowed us to continue increasing distributions.”
“We achieved record revenues and record distributable cash flow, the metric on which we are focused. We enter 2008 with a very strong coal market and all of our new operations on track to contribute their share of our guidance.”
Fourth Quarter and Full Year Results
Revenues
Fourth Quarter
 Total revenues increased 37% to a record $57.3 million for the fourth quarter of 2007, compared to $41.7 million reported for the same period last year. Fourth quarter 2007 coal royalty revenues increased 29% to $45.3 million from $35.2 million last year. Total production for the partnership in the fourth quarter was a record 15.4 million tons, up 29% compared to the 11.9 million tons produced in the fourth quarter 2006. Aggregate royalties, coal processing fees and transportation fees generated approximately $4.7 million in the fourth quarter of 2007 versus $1.8 million in the same period last year. Aggregate royalties for 2006 included only one month of operations and no transportation fees were included in 2006 as these assets were acquired in 2007.
Full Year
Total revenues improved to a record $215.0 million, or 26% over 2006, while distributable cash flow increased 20% to $154.8 million over the same period. Coal royalty revenues increased 16% to $171.3 million, due to both increased production and improved pricing. Average royalty revenue per ton increased to $2.99 from $2.84, or 5%, while NRP’s total production increased approximately 10% to 57.2 million tons over 2006 production. In 2007, approximately 23% of coal production and 29% of coal royalty revenues were generated from metallurgical coal used to make steel. Aggregate royalties, coal processing fees and transportation fees, generated approximately $16.2 million for 2007 versus $2.0 million in the same period last year. These increases are due to the same reasons discussed above.
Expenses
Fourth Quarter
Total expenses increased $7.7 million, or 55% to $21.8 million in the fourth quarter 2007. Depreciation, depletion and amortization, a non-cash item, accounted for $6.5 million, or approximately 84% of the increase, primarily as a result of acquisitions during the last year. Property, franchise and other taxes nearly doubled to $3.0 million mainly due to taxes on newly acquired property. The majority of the property taxes are offset by reimbursements from our lessees, which are reported in revenues.

NRP Reports 2007 Results	Page 3 of 10
Interest expense increased $1.9 million over the fourth quarter last year to $7.1 million due to additional borrowings associated with acquisitions completed in late 2006 and 2007.
Full Year
For the full year 2007, total expenses increased $31.8 million to $86.7 million, $21.7 million of which was associated with depreciation, depletion and amortization and $5.5 million was associated with property, franchise and other taxes, both due to the same reasons discussed earlier. In addition, general and administrative expenses increased $4.5 million mainly due to increases in personnel, salaries, and incentive compensation accruals and increased costs associated with reporting unitholders’ tax information.
Interest expense for 2007 increased by $12.3 million due to increased borrowings associated with acquisitions.
Net Income Attributable to the Limited Partners
Fourth Quarter
 While total revenues for the fourth quarter increased by $15.6 million over fourth quarter 2006, net income attributable to the limited partners only increased $2.8 million to $22.1 million. The increase in revenues was largely offset by increases in expenses primarily due to increases in depreciation, depletion and amortization as well as interest on debt incurred to finance NRP’s recent acquisitions. Net income per unit decreased $0.03 to $0.35 per unit mainly due to the issuance of approximately 14.2 million additional units for acquisitions, and the increased allocation of net income to the general partner and the holders of incentive distribution rights. In addition, some of the properties we acquired were under development and did not generate their expected revenues.
Full Year
 For the full year 2007, net income attributable to the limited partners decreased $7.2 million to $81.0 million. Net income per unit decreased $0.48 per unit to $1.26 from $1.74 reported in 2006 for the reasons discussed above.
Distributable Cash Flow
Fourth Quarter
Distributable cash flow increased $15.2 million, or 45%, over the same quarter last year predominantly due to increases in net income, depreciation, depletion and amortization as well as positive changes in working capital. Fourth quarter 2007 reflects an additional reserve of $1.9 million for one quarter of the debt payment due in July 2008.
Full Year
For the full year 2007, distributable cash flow increased $25.5 million, or 20%, to a record $154.8 million predominantly due to increased revenues and non-cash expenses as well as increased minimums received from NRP’s lessees, offset by $3.8 million of additional reserves for debt payments due in July 2008.

NRP Reports 2007 Results	Page 4 of 10
Current Market
Prices of metallurgical coal have been substantially higher than steam coal over the past few years, and NRP expects them to remain at high levels for the next several years. The current pricing environment for U.S. metallurgical coal is robust in both the domestic and export markets. Coal prices for both steam and metallurgical coal in Appalachia began to move in a positive direction during the second half of 2007, and the price movement accelerated at the end of 2007 and into 2008. The U.S. coal market, especially for coal from Appalachia and to a more limited extent the Illinois Basin, is being dramatically impacted by events in China, Australia and South Africa that are impacting world coal supply and demand. Many observers believe that the growing demand for coal worldwide may lead to an increasingly favorable pricing structure for all U.S. coal.
Distributions
As reported on January 16, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.485 per unit, an increase of $0.01 per unit. This made the eighteenth consecutive increase in the quarterly distribution.
Acquisitions
In December, NRP completed two acquisitions for approximately $33.9 million. These acquisitions included the purchase of an overriding royalty interest on low-vol metallurgical coal reserves from Massey Energy for $6.6 million and the previously announced acquisition of approximately 17.5 million tons of low-vol metallurgical coal for $27.2 million from National Resources. In addition, NRP paid approximately $900 thousand on the construction contract for a previously announced coal preparation plant. NRP borrowed approximately $23.0 million under its credit facility and utilized excess cash for the remainder.
Borrowing Capacity and Capital Structure
The partnership has drawn $48.0 million on its existing credit facility of $300 million. The facility allows NRP to increase the borrowing capacity up to $450 million under the same terms. “With a debt to market capitalization of approximately 40%, NRP has significant borrowing capacity for future acquisitions without having to access the equity markets,” said Dwight Dunlap, Chief Financial Officer.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the

NRP Reports 2007 Results	Page 5 of 10
partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

-Financial statements follow-

NRP Reports 2007 Results	Page 6 of 10
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$5,600	$1,900	$16,664	$10,231
Central	29,571	25,534	117,820	100,487
Southern	4,156	4,382	17,832	20,469

Total Appalachia	$39,327	$31,816	$152,316	$131,187
Illinois Basin	3,022	861	7,963	5,325
Northern Powder River Basin	2,910	2,536	11,064	11,240

Total	$45,259	$35,213	$171,343	$147,752

Coal royalty production (tons):
Appalachia
Northern	2,395	938	7,270	5,329
Central	8,813	7,942	35,835	31,991
Southern	1,089	1,091	4,603	5,347

Total Appalachia	12,297	9,971	47,708	42,667
Illinois Basin	1,402	369	3,709	2,877
Northern Powder River Basin	1,743	1,565	5,815	6,548

Total	15,442	11,905	57,232	52,092

Average royalty revenue per ton:
Appalachia
Northern	$2.34	$2.03	$2.29	$1.92
Central	3.36	3.22	3.29	3.14
Southern	3.82	4.02	3.87	3.83
Total Appalachia	3.20	3.19	3.19	3.07
Illinois Basin	2.16	2.33	2.15	1.85
Northern Powder River Basin	1.67	1.62	1.90	1.72

Combined average royalty revenue per ton	$2.93	$2.96	$2.99	$2.84

Aggregates:
Royalty revenues	$1,649	$538	$7,434	$538
Production:	1,242	412	5,698	412
Average royalty revenue per ton:	$1.33	$1.31	$1.30	$1.31

NRP Reports 2007 Results	Page 7 of 10
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues:
Coal royalties	$45,259	$35,213	$171,343	$147,752
Aggregate royalties	1,649	538	7,434	538
Coal processing fees	1,420	1,249	4,824	1,452
Transportation fees	1,678	—	3,984	—
Oil and gas royalties	1,006	720	4,930	4,220
Property taxes	2,449	1,144	10,285	5,971
Minimums recognized as revenue	253	828	1,951	2,082
Override royalties	800	190	3,794	957
Other	2,801	1,790	6,440	7,701

Total revenues	57,315	41,672	214,985	170,673
Operating costs and expenses:
Depreciation, depletion and amortization	14,067	7,597	51,391	29,695
General and administrative	4,168	4,510	20,048	15,520
Property, franchise and other taxes	2,995	1,626	13,613	8,122
Transportation costs	149	—	298	—
Coal royalty and override payments	422	320	1,336	1,560

Total operating costs and expenses	21,801	14,053	86,686	54,897

Income from operations	35,514	27,619	128,299	115,776
Other income (expense) Interest expense	(7,106)	(5,170)	(28,690)	(16,423)
Interest income	651	799	2,890	2,737

Net income	$29,059	$23,248	$102,499	$102,090

Net income attributable to:
General partner	$4,303	$2,728	$14,315	$9,717

Holders of incentive distribution rights	$2,614	$1,219	$7,216	$4,133

Limited partners	$22,142	$19,301	$80,968	$88,240

Basic and diluted net income per limited partner unit:
Common	$0.35	$0.38	$1.26	$1.74

Subordinated	$0.35	$0.38	$1.26	$1.74

Weighted average number of units outstanding:
Common	59,214	36,490	54,582	34,366

Subordinated	5,677	14,192	9,923	16,316

NRP Reports 2007 Results	Page 8 of 10
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$29,059	$23,248	$102,499	$102,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	14,067	7,597	51,391	29,695
Non-cash interest charge	117	61	443	349
Gain from sale of assets	(1,236)	(837)	(1,236)	(3,471)
Change in operating assets and liabilities:
Accounts receivable	2,364	1,013	(5,270)	(1,426)
Other assets	(705)	(1,104)	178	(579)
Accounts payable and accrued liabilities	(247)	146	(464)	381
Accrued interest	2,596	75	2,430	2,312
Deferred revenue	4,825	4,770	15,632	5,803
Accrued incentive plan expenses	603	991	465	3,497
Property, franchise and other taxes payable	1,781	339	2,085	192

Net cash provided by operating activities	53,224	36,299	168,153	138,843

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(33,881)	(154,096)	(58,124)	(240,517)
Acquisition of plant and equipment	(870)	(4,830)	(16,695)	(24,248)
Proceeds from sale of timber assets	1,425	2,290	1,425	7,051
Cash placed in restricted account	—	—	(6,240)	—

Net cash used in investing activities	(33,326)	(156,636)	(79,634)	(257,714)

Cash flows from financing activities:
Proceeds from loans	23,000	151,000	285,400	254,000
Deferred financing costs	—	(64)	(1,292)	(64)
Repayments of loans	—	—	(235,942)	(24,350)
Distributions to partners	(38,934)	(25,339)	(147,033)	(92,362)
Contributions by general partner	—	—	2,645	—

Net cash (used in) provided by financing activities	(15,934)	125,597	(96,222)	137,224

Net increase or (decrease) in cash and cash equivalents	3,964	5,260	(7,703)	18,353
Cash and cash equivalents at beginning of period	54,377	60,784	66,044	47,691

Cash and cash equivalents at end of period	$58,341	$66,044	$58,341	$66,044

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$4,392	$5,032	$25,771	$13,734

Non-cash investing activities:
Equity issued for business combinations	$—	$—	$330,064	$—
Assets contributed by general partner in business combination	—	—	4,422	—
Liability assumed in business combination	—	—	1,989	—
Equity issued for assets purchased	—	—	16,255	—
Utility improvement obligation acquired	—	2,883	—	2,883

NRP Reports 2007 Results	Page 9 of 10
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)

	December 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$58,341	$66,044
Restricted cash	6,240	—
Accounts receivable, net of allowance for doubtful accounts	27,643	23,357
Accounts receivable – affiliate	1,005	21
Other	1,009	1,411

Total current assets	94,238	90,833
Land	24,343	17,781
Plant and equipment, net	61,441	29,615
Coal and other mineral rights, net	1,030,088	798,135
Intangible assets	106,222	—
Loan financing costs, net	3,098	2,197
Other assets, net	601	932

Total assets	$1,320,031	$939,493

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$2,567	$1,041
Accounts payable – affiliate	104	105
Current portion of long-term debt	17,234	9,542
Accrued incentive plan expenses – current portion	3,993	5,418
Property, franchise and other taxes payable	6,415	4,330
Accrued interest	6,276	3,846

Total current liabilities	36,589	24,282
Deferred revenue	36,286	20,654
Asset retirement obligation	39	—
Accrued incentive plan expenses	6,469	4,579
Long-term debt	496,057	454,291
Partners’ capital:
Common units (outstanding:64,891,136 in 2007, 39,327,430 in 2006)	731,113	338,912
Subordinated units (outstanding: 11,353,634 in 2006)	—	83,772
General partner’s interest	14,177	12,138
Holders of incentive distribution rights	—	1,616
Accumulated other comprehensive loss	(699)	(751)

Total partners’ capital	744,591	435,687

Total liabilities and partners’ capital	$1,320,031	$939,493

NRP Reports 2007 Results	Page 10 of 10
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(In thousands)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net cash provided by operating activities	$53,224	$36,299	$168,153	$138,843
Less scheduled principal payments	—	—	(9,350)	(9,350)
Less reserves for future principal payments	(4,308)	(2,550)	(13,388)	(9,600)
Add reserves used for scheduled principal payments	—	—	9,400	9,400

Distributable cash flow	$48,916	$33,749	$154,815	$129,293

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